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FORM 3             U.S. SECURITIES AND EXCHANGE COMMISSION         OMB APPROVAL
                             Washington, D.C. 20549




            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934, SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940


1.  Name and Address of Reporting Person        2. Date of Event           4. Issuer Name and Ticker or Trading Symbol
                                                   Requiring Statement
Abbott Laboratories                                (Month/Day/Year)            i-STAT Corporation (NASDAQ: STAT)

                                                        08/03/98
   (Last)         (First)           (Middle)
                                                3. IRS Identification      5. Relationship of Reporting Person to Issuer
c/o Abbott Laboratories,  100 Abbott Park Road     Number of Reporting        (Check all applicable)
Dept. 0323, Bldg. AP6D2                            Person, if an Entity            Director                 X      10% Owner
                                                   (Voluntary)                -----                       -------
                 (Street)                                                          Officer                         Other
                                                   36-0698440                 -----                       --------
Abbott Park   Illinois       60064-3500                                            (give title                    (specify
(City)        (State)        (Zip)                                                 below)                          below)


 6. If Amendment, Date of Original
    (Month/Day/Year)


 7. Individual or Joint/Group Filing
    (Check applicable)

  ___X___Form Filed by One
         Reporting Person
   ______Form filed by More than One
         Reporting Person


             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security           2. Amount of Securities     3. Ownership Form:             4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     Beneficially Owned          Direct (D) or Indirect (I)     (Instr. 4)
                                  (Instr. 4)                  (Instr. 5)
Common Stock,
 par value $0.15 per share              0                           D

*If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)
                                                                          (Over)
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   FORM 3 (CONTINUED)TABLE II -- DERIVATIVE SECURITIES BENEFICALLY OWNED (E.G.,
PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative  2. Date Exer-     3. Title and Amount of             4.Conver-    5.Owner-       6.Nature of Indirect
   Security(Instr. 4)      cisable and       Securities Underlying             sion or      ship           Beneficial Ownership
                           Expiration        Derivative Security               Exercise     Form of        (Instr. 5)
                           Date              (Instr. 4)                        Price of     Deriv-
                           (Month/Day/                                         Deri-        ative
                                                                               vative       Security:
                                                                               Security     Direct
                                                                                            (D) or
                                                                                            Indirect
                                                                                            (I)
                                                                                            (Instr. 5)
                           Date    Expira-                     Amount
                           Exer-   tion                          or
                           cisable Date         Title          Number
                                                                 of
                                                                Shares

      None

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ Miles D. White, Executive Vice President, on behalf of Abbott Laboratories
-------------------------------------------------------------------------------
               **Signature of Reporting Person
                                                                     08/12/1998
                                                                     ----------
                                                                         Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.
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